Exhibit 99.1

Expedia Group Reports Second Quarter 2018 Results
BELLEVUE, WA – July 26, 2018 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the second quarter ended June 30, 2018.
Key Highlights

•	Gross bookings increased $3.1 billion or 13% year-over-year to $25.9 billion. Revenue increased 11% year-over-year to $2.9 billion.

•
Operating income and Adjusted EBITDA for Core OTA grew 19% and 16% year-over-year, respectively. Operating income and Adjusted EBITDA for HomeAway increased 106% and 98% year-over-year, respectively.(1)

•	Total stayed lodging room nights grew 12% year-over-year, while stayed property nights for HomeAway increased 33% year-over-year.

•
Expedia Group's global lodging portfolio increased to more than 750,000 properties available as of June 30, 2018, including over 195,000 integrated HomeAway listings. HomeAway now offers more than 1.7 million online bookable listings.

•	Year to date, Expedia Group repurchased 4.0 million shares for $451 million.
Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia Group (excluding trivago)(2)			Expedia Group, Inc.
Metric	Q2 2018	Q2 2017	Δ Y/Y	Q2 2018	Q2 2017	Δ Y/Y
Room night growth	12%	21%	(879) bps	12%	21%	(879) bps
Gross bookings	$25,898	$22,838	13%	$25,898	$22,838	13%
Revenue	2,706	2,368	14%	2,880	2,586	11%
Operating income	142	108	31%	111	103	8%
Net income attributable to Expedia Group				1	57	(98)%
Diluted EPS				$0.01	$0.36	(98)%
Adjusted EBITDA(1)	483	391	24%	463	393	18%
Adjusted net income(1)	224	143	57%	213	141	51%
Adjusted EPS(1)	$1.45	$0.90	61%	$1.38	$0.89	55%
Free cash flow(1)				596	511	17%

(1) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 14-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc. ("SilverRail"), ALICE and Traveldoo®, including the related international points of sale for all brands. All amounts shown are in U.S. dollars.

The results include the impacts of SilverRail and ALICE following the Company's acquisition of majority ownership stakes in June 2017 and August 2017, respectively. All comparisons, unless otherwise noted, are to the second quarter of 2017.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	Second Quarter			Second Quarter
	2018	2017	Δ%	2018	2017	Δ%
Core OTA	$21,011	$18,954	11%	$2,253	$2,009	12%
HomeAway	2,814	2,123	33%	297	224	32%
Egencia	2,073	1,761	18%	156	135	16%
Expedia Group (excluding trivago)	$25,898	$22,838	13%	$2,706	$2,368	14%
trivago	—	—	—%	280	328	(15)%
Intercompany eliminations	—	—	—%	(106)	(110)	(4)%
Total	$25,898	$22,838	13%	$2,880	$2,586	11%
Note: Some numbers may not add due to rounding.
For the second quarter of 2018, total gross bookings increased 13% (including 2 percentage points of positive foreign exchange impact), driven primarily by growth in Brand Expedia, HomeAway, Hotels.com and Expedia Partner Solutions. Domestic gross bookings increased 10% and international gross bookings increased 19% (including 5 percentage points of positive foreign exchange impact). International gross bookings totaled $9.7 billion and accounted for 37% of worldwide bookings, compared with 36% in the second quarter of 2017.
For the second quarter of 2018, revenue increased 11% (including 3 percentage points of positive foreign exchange impact), driven primarily by growth in Brand Expedia, Hotels.com, HomeAway and Expedia Partner Solutions. Domestic revenue increased 12% and international revenue increased 11% (including 6 percentage points of positive foreign exchange impact). International revenue equaled $1.2 billion, representing 43% of worldwide revenue, compared to 44% in the second quarter of 2017. Total revenue excluding trivago was $2.7 billion, an increase of 14% compared to the second quarter of 2017.
Product & Services Detail
As a percentage of total worldwide revenue in the second quarter of 2018, lodging accounted for 69%, advertising and media accounted for 10%, air accounted for 8% and other revenue accounted for the remaining 13%.
Lodging revenue, which includes hotel and HomeAway revenue, increased 14% in the second quarter of 2018 driven by growth in HomeAway, Hotels.com, Expedia Partner Solutions and Brand Expedia. Room nights stayed increased 12% while revenue per room night increased 2% in the second quarter of 2018.
Air revenue increased 10% in the second quarter of 2018 on a 6% increase in air tickets sold as well as a 4% increase in revenue per ticket. Air revenue growth was primarily driven by benefits from the reclassification of distribution fees from contra-revenue to cost of revenue and the reclassification of certain customer refunds from air revenue to insurance.

Advertising and media revenue decreased 9% in the second quarter of 2018 due to a decline in local currency revenue at trivago, partly offset by a positive impact from foreign exchange and continued growth at Expedia Group Media Solutions. Other revenue increased 16% in the second quarter of 2018 primarily reflecting growth in the travel insurance product.
Generally Accepted Accounting Principles (GAAP) Expenses

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
GAAP cost of revenue	$498	$439	13%	17.3%	17.0%	30
GAAP selling and marketing	1,541	1,443	7%	53.5%	55.8%	(229)
GAAP technology and content	400	343	17%	13.9%	13.2%	63
GAAP general and administrative	196	179	10%	6.8%	6.9%	(11)
Total GAAP costs and expenses	$2,635	$2,404	10%	91.5%	93.0%	(148)
GAAP Cost of Revenue

•
For the second quarter of 2018, total GAAP cost of revenue increased 13%, compared to the second quarter of 2017, due to $29 million more in customer operations expenses, including higher headcount at Egencia and HomeAway, as well as $29 million more in data center, cloud and other costs. Cloud expense in GAAP cost of revenue was $22 million during the second quarter of 2018, compared to $12 million in the second quarter of 2017.

GAAP Selling and Marketing

•
For the second quarter of 2018, total GAAP selling and marketing expenses increased 7%, compared to the second quarter of 2017, due to a $57 million increase in direct costs, including online and offline marketing expenses. Hotels.com, Expedia Partner Solutions and HomeAway accounted for the majority of the direct cost increase. For the second quarter of 2018, indirect costs increased $41 million, primarily driven by growth in personnel in the lodging supply organization.

GAAP Technology and Content

•
For the second quarter of 2018, total GAAP technology and content expense increased 17%, compared to the second quarter of 2017, due to increased personnel and overhead of $30 million from investments in our ecommerce platform and growth at HomeAway, as well as inorganic impacts from acquisitions. In addition, depreciation and amortization of technology assets increased $15 million. Cloud expense in GAAP technology and content expense was $12 million during the second quarter of 2018, compared to $9 million in the second quarter of 2017.

GAAP General and Administrative

•
For the second quarter of 2018, total GAAP general and administrative expense increased 10%, compared to the second quarter of 2017, primarily due to higher personnel and overhead costs of $16 million, resulting from increased headcount at corporate as well as inorganic impacts from acquisitions.

Adjusted Expenses - Expedia Group

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$469	$412	14%	16.3%	15.9%	36
Adjusted selling and marketing *	1,518	1,424	7%	52.7%	55.1%	(235)
Adjusted technology and content *	260	219	19%	9.0%	8.5%	55
Adjusted general and administrative *	169	148	14%	5.9%	5.7%	15
Total adjusted costs and expenses	$2,416	$2,203	10%	83.9%	85.2%	(129)
Total depreciation	169	152	12%	5.9%	5.8%	2
Total stock-based compensation	50	50	—%	1.7%	1.9%	(21)
Total costs and expenses	$2,635	$2,404	10%	91.5%	93.0%	(148)
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Expenses - Expedia Group (excluding trivago)

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$468	$410	14%	17.3%	17.3%	(2)
Adjusted selling and marketing *	1,354	1,232	10%	50.0%	52.0%	(198)
Adjusted technology and content *	244	205	19%	9.0%	8.7%	33
Adjusted general and administrative *	156	139	13%	5.8%	5.9%	(9)
Total adjusted costs and expenses	$2,222	$1,986	12%	82.1%	83.9%	(176)
Total depreciation	165	149	10%	6.1%	6.3%	(21)
Total stock-based compensation	44	45	(4)%	1.6%	1.9%	(31)
Total costs and expenses	$2,431	$2,180	11%	89.8%	92.1%	(227)
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the second quarter of 2018, total adjusted cost of revenue increased 14%, compared to the second quarter of 2017, primarily due to an increase in customer operations expenses, including higher headcount expenses at Egencia and HomeAway, as well as an increase in cloud expense.

Adjusted Selling and Marketing

•
For the second quarter of 2018, total adjusted selling and marketing expense increased 7%, compared to the second quarter of 2017, due to a $57 million increase in direct costs, including online and offline marketing expenses, and a $37 million increase in indirect costs. As a percentage of total adjusted selling and marketing, indirect costs represented 17% in the second quarter of 2018, up from 15% in the second quarter of 2017.

•
Adjusted selling and marketing expense excluding trivago increased 10% in the second quarter of 2018. Hotels.com, Expedia Partner Solutions and HomeAway accounted for the majority of the direct cost increase. The growth in indirect costs was primarily driven by growth in personnel due to increased headcount in the lodging supply organization.

Adjusted Technology and Content

•
For the second quarter of 2018, total adjusted technology and content expense increased 19%, compared to the second quarter of 2017, primarily due to investments in our ecommerce platform and growth at HomeAway, as well as inorganic impacts from acquisitions.

Adjusted General and Administrative

•
For the second quarter of 2018, total adjusted general and administrative expense increased 14%, compared to the second quarter of 2017. Adjusted general and administrative expense excluding trivago increased 13%, compared to the second quarter of 2017, primarily due to increased headcount at corporate as well as inorganic impacts from acquisitions.

Depreciation Expense
Depreciation expense increased $17 million or 12% to $169 million in the second quarter of 2018, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects that have been placed into service, partly offset by a decrease in expenses related to capitalized data center hardware.

Stock-Based Compensation Expense
Stock-based compensation expense was flat year-over-year at $50 million in the second quarter of 2018.

Net Income Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment(1) ($ millions)

	Second Quarter
	2018	2017	Δ%
Core OTA	$561	$486	16%
HomeAway	78	39	98%
Egencia	30	28	8%
Unallocated overhead costs	(186)	(162)	15%
Expedia Group (excluding trivago)	$483	$391	24%
trivago(2)	(20)	2	NM
Total	$463	$393	18%

Net income attributable to Expedia Group(3)	$1	$57	(98)%
(1)During the first quarter of 2018, we updated our allocations methodology and recast the historical Adjusted EBITDA by segment information presented to be on a comparable basis.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
(3) Expedia Group does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
GAAP net income attributable to Expedia Group was $1 million in the second quarter of 2018, a decrease of 98% compared to the second quarter of 2017. Adjusted EBITDA was $463 million in the second quarter of 2018, an increase of 18% compared to the second quarter of 2017. Adjusted EBITDA excluding trivago was $483 million, an increase of 24% compared to the second quarter of 2017.
Amortization of Intangible Assets
Consolidated amortization of intangible assets increased $6 million to $72 million in the second quarter of 2018, compared to the second quarter of 2017, primarily related to recent business acquisitions.

Impairment of Goodwill
Impairment of goodwill was $61 million in the second quarter of 2018, and we did not incur any impairment of goodwill in the second quarter of 2017.

Interest and Other
Consolidated interest income increased $6 million in the second quarter of 2018, compared to the second quarter of 2017, primarily due to higher invested balances and to a lesser extent higher rates of return. Consolidated interest expense increased $8 million in the second quarter of 2018, compared to the second quarter of 2017, due to the issuance of the $1 billion of senior unsecured notes in September 2017.
Consolidated other, net was a loss of $90 million in the second quarter of 2018, compared to a loss of $13 million in the second quarter of 2017. The loss in the second quarter of 2018 was primarily related to a loss on a minority equity investment, while the loss in the second quarter of 2017 was related to foreign exchange as well as a loss on a minority equity investment. Expedia Group’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia Group includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The GAAP effective tax rate was 34% for the second quarter of 2018, compared to 5% for the second quarter of 2017. The change in the GAAP effective tax rate in the second quarter of 2018 compared to the second quarter of 2017 was primarily driven by the Tax Cuts and Jobs Act (the "Tax Act"), the 2018 goodwill impairment, a decrease in excess tax benefits for stock compensation as well as other discrete tax items. The effective tax rate on pretax adjusted net income ("ANI") was 16% for the second quarter of 2018, compared to 27% for the second quarter of 2017. The decrease in the ANI effective tax rate for the second quarter of 2018 compared to the second quarter of 2017 was primarily driven by the Tax Act.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $4.9 billion at June 30, 2018. For the six months ended June 30, 2018, consolidated net cash provided by operating activities was $2.5 billion and consolidated free cash flow totaled $2.1 billion. Both measures include $1.9 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the six months ended June 30, 2018, consolidated free cash flow increased $48 million compared to the prior year period.
Long-term investments and other assets includes an investment in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $201 million as of June 30, 2018, and $338 million of a $350 million investment made in Traveloka Holding Limited in July 2017, accounted for as a cost method investment, with a small portion allocated to intangible assets. As of January 1, 2018, we adopted the new guidance related to accounting for minority equity investments and financial liabilities under the fair value option, and minority equity investments with readily determinable fair values, such as our investment in Despegar, must be carried at fair value with changes in fair value recorded through net income. Previously, this investment was designated as available for sale and recorded at fair value with changes in fair value reflected through other comprehensive income (loss).
Current maturities of long-term debt includes $500 million in 7.456% senior notes due in August 2018. Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.7 billion at June 30, 2018 consisting of $990 million in 3.8% senior notes due 2028; $742 million in 5.0% senior notes due 2026; $496 million in 4.5% senior notes due 2024; $755 million (€650 million) in 2.5% senior notes due 2022; and $748 million in 5.95% senior notes due 2020. In addition, as of June 30, 2018, Expedia Group had a $2 billion unsecured revolving credit facility which was essentially untapped.
At June 30, 2018, Expedia Group had stock-based awards outstanding representing approximately 22 million shares of Expedia Group common stock, consisting of options to purchase approximately 19 million common shares with a $99.09 weighted average exercise price and weighted average remaining life of 4.7 years, and approximately 3 million restricted stock units ("RSUs").

During the first six months of 2018, Expedia Group repurchased 3.7 million shares of Expedia Group common stock for an aggregate purchase price of $409 million excluding transaction costs (an average of $110.61 per share). As of June 30, 2018, there were approximately 1.2 million shares and 15.0 million shares remaining under the February 2015 and April 2018 repurchase authorizations, respectively. Subsequent to the end of the second quarter of 2018, we repurchased an additional 0.3 million shares for a total cost of $42 million excluding transaction costs (an average of $124.95 per share).
On June 14, 2018, Expedia Group paid a quarterly dividend of $45 million ($0.30 per common share). In addition, on July 23, 2018, the Executive Committee of Expedia Group’s Board of Directors declared a cash dividend of $0.32 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 23, 2018, with a payment date of September 13, 2018. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $48 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group

•
As of June 30, 2018, Expedia Group’s global lodging portfolio consisted of more than 750,000 properties, including more than 195,000 integrated HomeAway listings. HomeAway offers more than 1.7 million online bookable listings.

•	Expedia Group signed supply marketing agreements with Aerolineas Argentinas and Viva Air.

•	Melia Hotels International entered into a strategic technology relationship whereby Expedia Group will power package bookings directly on the global chain’s U.S. point of sale.
Core OTA

•
Brand Expedia Group successfully moved 100% of its eligible hotel-only mobile web traffic to a new Progressive Web App (PWA) platform, allowing travelers to have an app-like experience while using the internet browser on their phone.

•
Expedia Group’s nearly 70 million loyalty members redeemed a total value of $1.5 billion in hotel rooms across the Brand Expedia, Hotels.com and Orbitz loyalty programs over the past three years, with Expedia Group funding its loyalty activity. Of the redemptions, over 60% originated from the U.S. and Canada, followed by EMEA at 20%.

•	Brand Expedia launched three new South American points of sale in Chile, Colombia and Peru, allowing travelers to shop for hotels and flights in their local language and currency.

•
Brand Expedia introduced the Add-On Advantage which unlocks guaranteed access to discounts from hundreds of thousands of participating hotels for travelers who book a flight, car or package with Expedia, up until their trip starts.

•
Hotels.com signed a four-year deal as the Official Accommodation Partner of the Tottenham Hotspur Football Club. The deal will feature Hotels.com branding in the stadium including on pitchside LED advertising boards and big screens.

•	Since announcing its new travel API EAN Rapid in March 2018, Expedia Affiliate Network has 6 partners live and more than 20 in the pipeline for integration.

•
ebookers rolled out a brand refresh and integrated brand marketing campaign, “Book Unique,” showing customers that ebookers understands that no two travelers are the same and can help them book their unique, perfect trip.

•
In late June, Hotwire launched the Hotwire Effect XL Sale featuring $49 4+ star hotels in 8 major U.S. cities for travel around the Fourth of July. Demand was so high that it ended up selling out within 48 hours -- more than a day early.

•
SilverRail’s rail ticketing technology delivered the ability to board and travel without pre-purchasing a ticket, as part of a groundbreaking seamless rail travel trial for Chiltern Railways, while separately, Virgin Trains became the first rail operator globally to sell tickets through Amazon Alexa using SilverRail’s shop and booking technology.

trivago

•
trivago continued to invest in its alternative accommodation listings, increasing the supply available on its platform to over 800,000 units as of June 30, 2018. In total, trivago offers access to more than 2.5 million accommodations.

HomeAway

•	HomeAway now offers more than 800,000 instantly bookable listings.

•	The number of travelers who stayed in a HomeAway rental during the first half of 2018 grew over 40% year-over-year.

•
HomeAway continued to roll out its global platform, rebranding OwnersDirect in the UK and Homelidays in Spain and Italy to the global HomeAway brand. In addition, HomeAway also started the brand transitions for Stayz in Australia and Bookabach in New Zealand.

Egencia

•	Egencia renewed a multi-year agreement with Norway's Telenor, one of the world’s largest mobile operators.

•
Egencia Advantage, the program for value-added services for business travelers, added pocket Wi-Fi to its portfolio of services, offering fast, reliable access to Wi-Fi services through trusted providers.

•	Putting customer service front and center, Egencia rolled out a new online Help Center globally, giving travelers a fast, easy way to self-serve on the most frequently asked questions.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue	$2,880	$2,586	$5,388	$4,775
Costs and expenses:
Cost of revenue (1) (2)	498	439	985	861
Selling and marketing (1) (2)	1,541	1,443	3,057	2,713
Technology and content (1) (2)	400	343	796	665
General and administrative (1) (2)	196	179	395	337
Amortization of intangible assets	72	66	144	133
Impairment of goodwill	61	—	61	—
Legal reserves, occupancy tax and other	1	3	4	24
Restructuring and related reorganization charges	—	10	—	12
Operating income (loss)	111	103	(54)	30
Other income (expense):
Interest income	16	10	27	16
Interest expense	(51)	(43)	(102)	(86)
Other, net	(90)	(13)	(54)	(34)
Total other expense, net	(125)	(46)	(129)	(104)
Income (loss) before income taxes	(14)	57	(183)	(74)
Provision for income taxes	5	(3)	25	44
Net income (loss)	(9)	54	(158)	(30)
Net loss attributable to non-controlling interests	10	3	22	1
Net income (loss) attributable to Expedia Group, Inc.	$1	$57	$(136)	$(29)

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$0.01	$0.37	$(0.90)	$(0.19)
Diluted	0.01	0.36	(0.90)	(0.19)
Shares used in computing earnings (loss) per share (000's):
Basic	150,076	151,582	150,942	151,060
Diluted	152,617	157,033	150,942	151,060

Dividends declared per common share	$0.30	$0.28	$0.60	$0.56
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$5	$6
Selling and marketing	12	10	23	21
Technology and content	16	15	31	28
General and administrative	19	22	41	42

(2) Includes depreciation as follows:
Cost of revenue	$26	$25	$53	$48
Selling and marketing	11	9	22	17
Technology and content	124	109	243	212
General and administrative	8	9	18	16

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,072	$2,847
Restricted cash and cash equivalents	336	69
Short-term investments	1,491	468
Accounts receivable, net of allowance of $32 and $31	2,359	1,866
Income taxes receivable	175	21
Prepaid expenses and other current assets	361	269
Total current assets	7,794	5,540
Property and equipment, net	1,689	1,575
Long-term investments and other assets	758	845
Deferred income taxes	17	18
Intangible assets, net	2,157	2,309
Goodwill	8,139	8,229
TOTAL ASSETS	$20,554	$18,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,811	$1,838
Accounts payable, other	909	698
Deferred merchant bookings	6,106	3,219
Deferred revenue	460	326
Income taxes payable	19	33
Accrued expenses and other current liabilities	692	1,265
Current maturities of long-term debt	500	500
Total current liabilities	10,497	7,879
Long-term debt, excluding current maturities	3,731	3,749
Deferred income taxes	314	329
Other long-term liabilities	440	408
Redeemable non-controlling interests	20	22
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 230,159 and 228,467
Shares outstanding: 136,779 and 138,939
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,331	9,163
Treasury stock - Common stock, at cost	(5,248)	(4,822)
Shares: 93,380 and 89,528
Retained earnings	74	331
Accumulated other comprehensive income (loss)	(190)	(149)
Total Expedia Group, Inc. stockholders’ equity	3,967	4,522
Non-redeemable non-controlling interests	1,585	1,606
Total stockholders’ equity	5,552	6,129
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,554	$18,516

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six months ended June 30,
	2018	2017
Operating activities:
Net loss	$(158)	$(30)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	336	293
Amortization of stock-based compensation	100	97
Amortization of intangible assets	144	133
Impairment of goodwill	61	—
Deferred income taxes	(6)	2
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	85	(58)
Realized gain on foreign currency forwards	(16)	(7)
Loss on minority equity investments, net	61	6
Other	21	(16)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(476)	(434)
Prepaid expenses and other assets	(96)	(46)
Accounts payable, merchant	(25)	197
Accounts payable, other, accrued expenses and other current liabilities	216	279
Tax payable/receivable, net	(159)	(158)
Deferred merchant bookings	2,268	2,030
Deferred revenue	135	101
Net cash provided by operating activities	2,491	2,389
Investing activities:
Capital expenditures, including internal-use software and website development	(411)	(357)
Purchases of investments	(1,669)	(991)
Sales and maturities of investments	624	175
Net settlement of foreign currency forwards	16	7
Acquisitions, net of cash and restricted cash acquired	—	(136)
Other, net	6	—
Net cash used in investing activities	(1,434)	(1,302)
Financing activities:
Purchases of treasury stock	(426)	(114)
Payment of dividends to stockholders	(91)	(85)
Proceeds from exercise of equity awards and employee stock purchase plan	67	137
Other, net	(6)	(19)
Net cash used in financing activities	(456)	(81)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(106)	99
Net increase in cash, cash equivalents and restricted cash and cash equivalents	495	1,105
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	2,917	1,818
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$3,412	$2,923
Supplemental cash flow information
Cash paid for interest	$106	$90
Income tax payments, net	136	107

Expedia Group
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and unless noted do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2016		2017				2018		Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross bookings by segment
Core OTA	$17,007	$14,650	$19,110	$18,954	$18,456	$16,182	$21,171	$21,011	11%
HomeAway	1,403	1,299	2,697	2,123	2,013	1,913	3,947	2,814	33%
Egencia	1,579	1,454	1,804	1,761	1,728	1,670	2,078	2,073	18%
Total	$19,988	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	13%

Gross bookings by geography
Domestic	$12,915	$11,074	$15,128	$14,730	$13,540	$11,800	$16,582	$16,213	10%
International	7,073	6,329	8,483	8,108	8,657	7,966	10,614	9,685	19%
Total	$19,988	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	13%

Gross bookings by business model
Agency	$10,023	$8,869	$11,342	$11,168	$10,392	$9,493	$12,445	$12,290	10%
Merchant	8,563	7,235	9,572	9,546	9,792	8,360	10,803	10,794	13%
HomeAway	1,403	1,299	2,697	2,123	2,013	1,913	3,947	2,814	33%
Total	$19,988	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	13%

Revenue by segment
Core OTA	$2,083	$1,695	$1,700	$2,009	$2,314	$1,857	$1,926	$2,253	12%
HomeAway	210	166	185	224	305	193	234	297	32%
Egencia	112	116	123	135	126	137	151	156	16%
Expedia Group (excluding trivago)	$2,405	$1,977	$2,008	$2,368	$2,745	$2,187	$2,311	$2,706	14%
trivago	276	183	286	328	338	215	319	280	(15)%
Intercompany eliminations	(101)	(67)	(104)	(110)	(117)	(83)	(122)	(106)	(4)%
Total	$2,581	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	11%

Revenue by geography
Domestic	$1,452	$1,201	$1,251	$1,459	$1,578	$1,255	$1,351	$1,632	12%
International	1,129	892	938	1,127	1,388	1,065	1,157	1,248	11%
Total	$2,581	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	11%

Revenue by business model
Agency	$723	$567	$571	$684	$803	$629	$658	$777	14%
Merchant	1,407	1,170	1,176	1,376	1,559	1,283	1,334	1,532	11%
Advertising & media	241	190	257	302	299	214	282	274	(9)%
HomeAway	210	166	185	224	305	193	234	297	32%
Total	$2,581	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	11%

Adjusted EBITDA by segment
Core OTA	$711	$528	$303	$486	$734	$534	$323	$561	16%
HomeAway	77	42	6	39	126	31	(21)	78	98%
Egencia	18	21	27	28	20	19	27	30	8%
Unallocated overhead costs	(145)	(164)	(149)	(162)	(163)	(173)	(177)	(186)	15%
Expedia Group (excluding trivago)	$661	$427	$187	$391	$717	$411	$152	$483	24%
trivago	6	14	21	2	(8)	(9)	(28)	(20)	NM
Total	$667	$442	$208	$393	$709	$402	$124	$463	18%

Net income (loss) attributable to Expedia Group	$279	$79	$(86)	$57	$352	$55	$(137)	$1	(98)%

Expedia Group
Trended Metrics, continued
(All figures in millions)

	2016		2017				2018
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Worldwide lodging (merchant, agency & HomeAway)
Room nights	80.2	64.9	64.0	79.9	93.5	74.8	73.9	89.6
Room night growth	31%	23%	12%	21%	16%	15%	15%	12%
Domestic room night growth	36%	22%	7%	17%	12%	10%	10%	8%
International room night growth	25%	24%	17%	26%	22%	21%	21%	17%
ADR growth	8%	5%	2%	2%	4%	4%	7%	6%
Revenue per night growth	—%	4%	1%	(4)%	(1)%	(4)%	—%	2%
Lodging revenue	$1,826	$1,444	$1,400	$1,744	$2,102	$1,606	$1,612	$1,992
Lodging revenue growth	30%	27%	12%	16%	15%	11%	15%	14%

Worldwide air (merchant & agency)
Tickets sold growth	32%	6%	8%	2%	4%	3%	1%	6%
Airfare growth	(6)%	(4)%	(3)%	1%	(2)%	1%	3%	1%
Revenue per ticket growth	15%	—%	(4)%	4%	(10)%	(3)%	10%	4%
Air revenue	$203	$176	$217	$202	$189	$176	$242	$223
Air revenue growth	52%	6%	4%	6%	(7)%	—%	11%	10%

Notes:

•	The metrics above include Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•
HomeAway gross bookings and room nights operating metrics include on-platform and reported transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). Gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total transactions) represent our best estimates, including gross bookings and room nights for Stayz and Bookabach that remain off-platform while we transition those brands to HomeAway platform brands, which started in the second quarter of 2018.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: The HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com, among others.
Egencia: The Egencia segment, including Traveldoo, provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays, as well as alternative accommodations primarily made available through HomeAway.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;

(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.
Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.
Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment

	Three months ended June 30, 2018
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$477	$(24)	$63	$18	$(423)	$111
Realized gain (loss) on revenue hedges	(1)	—	—	—	—	(1)
Legal reserves, occupancy tax and other	—	—	—	—	1	1
Stock-based compensation	—	—	—	—	50	50
Impairment of goodwill	—	—	—	—	61	61
Amortization of intangible assets	—	—	—	—	72	72
Depreciation	85	4	15	12	53	169
Adjusted EBITDA	$561	$(20)	$78	$30	$(186)	$463

	Three months ended June 30, 2017
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$401	$—	$30	$18	$(346)	$103
Realized gain (loss) on revenue hedges	9	—	—	—	—	9
Restructuring and related organization charges	—	—	—	—	10	10
Legal reserves, occupancy tax and other	—	—	—	—	3	3
Stock-based compensation	—	—	—	—	50	50
Amortization of intangible assets	—	—	—	—	66	66
Depreciation	76	2	9	10	55	152
Adjusted EBITDA	$486	$2	$39	$28	$(162)	$393
Operating Income (Loss) excluding trivago

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Operating income (loss)	$111	$103	$(54)	$30
Less: trivago operating income (loss)(1)	(31)	(5)	(67)	8
Operating income excluding trivago	$142	$108	$13	$22
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation and intangible amortization, both of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended June 30, 2018 and 2017, trivago's standalone stock-based compensation was $6 million and $5 million. For the three months ended June 30, 2018 and 2017, trivago's standalone intangible amortization was $1 million and $0 million.

Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$1	$57	$(136)	$(29)
Net loss attributable to non-controlling interests	(10)	(3)	(22)	(1)
Provision for income taxes	(5)	3	(25)	(44)
Total other (income) expense, net	125	46	129	104
Operating income (loss)	111	103	(54)	30
Gain (loss) on revenue hedges related to revenue recognized	(1)	9	(4)	12
Restructuring and related reorganization charges	—	10	—	12
Legal reserves, occupancy tax and other	1	3	4	24
Stock-based compensation	50	50	100	97
Amortization of intangible assets	72	66	144	133
Impairment of goodwill	61	—	61	—
Depreciation	169	152	336	293
Adjusted EBITDA	$463	$393	$587	$601

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$1	$57	$(136)	$(29)
Amortization of intangible assets	72	66	144	133
Stock-based compensation	50	50	100	97
Legal reserves, occupancy tax and other	1	3	4	24
Restructuring and related reorganization charges	—	10	—	12
Impairment of goodwill	61	—	61	—
Unrealized (gain) loss on revenue hedges	(22)	3	(29)	14
(Gain) loss on minority equity investments, net	98	5	61	6
Provision for income taxes	(44)	(50)	(53)	(102)
Non-controlling interests	(4)	(3)	(8)	(7)
Adjusted net income attributable to Expedia Group, Inc.	213	141	144	148
Less: Adjusted net income (loss) attributable to trivago	(11)	(2)	(26)	7
Adjusted net income excluding trivago	$224	$143	$170	$141

GAAP diluted weighted average shares outstanding (000's)	152,617	157,033	150,942	151,060
Additional dilutive securities (000's)	2,429	1,476	4,726	6,170
Adjusted weighted average shares outstanding (000's)	155,046	158,509	155,668	157,230

Diluted earnings (loss) per share	$0.01	$0.36	$(0.90)	$(0.19)

Adjusted earnings per share	$1.38	$0.89	$0.93	$0.94
Less: trivago adjusted earnings (loss) per share	(0.07)	(0.01)	(0.17)	0.04
Adjusted earnings per share excluding trivago	$1.45	$0.90	$1.09	$0.90

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Net cash provided by operating activities	$815	$701	$2,491	$2,389

Headquarters capital expenditures	(38)	(11)	(70)	(27)
Non-headquarters capital expenditures	(181)	(179)	(341)	(330)
Less: Total capital expenditures	(219)	(190)	(411)	(357)

Free cash flow	$596	$511	$2,080	$2,032

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In millions)
Cost of revenue	$498	$439	$985	$861
Less: stock-based compensation	(3)	(3)	(5)	(6)
Less: depreciation	(26)	(25)	(53)	(48)
Adjusted cost of revenue	469	412	927	807
trivago cost of revenue(1)	(1)	(1)	(3)	(2)
Adjusted cost of revenue excluding trivago	$468	$410	$924	$805

Selling and marketing expense	$1,541	$1,443	$3,057	$2,713
Less: stock-based compensation	(12)	(10)	(23)	(21)
Less: depreciation	(11)	(9)	(22)	(17)
Adjusted selling and marketing expense	1,518	1,424	3,012	2,675
trivago selling and marketing expense(1)(2)	(164)	(192)	(356)	(334)
Adjusted selling and marketing expense excluding trivago	$1,354	$1,232	$2,656	$2,341

Technology and content expense	$400	$343	$796	$665
Less: stock-based compensation	(16)	(15)	(31)	(28)
Less: depreciation	(124)	(109)	(243)	(212)
Adjusted technology and content expense	260	219	522	425
trivago technology and content expense(1)	(16)	(14)	(33)	(26)
Adjusted technology and content expense excluding trivago	$244	$205	$489	$399

General and administrative expense	$196	$179	$395	$337
Less: stock-based compensation	(19)	(22)	(41)	(42)
Less: depreciation	(8)	(9)	(18)	(16)
Adjusted general and administrative expense	169	148	336	278
trivago general and administrative expense(1)	(13)	(9)	(27)	(14)
Adjusted general and administrative expense excluding trivago	$156	$139	$309	$264
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group will webcast a conference call to discuss second quarter 2018 financial results and certain forward-looking information on Thursday, July 26, 2018 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 26, 2018 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "intend" and "expect," among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•
our failure to invest in evolving channels, offer new consumer choices, adapt to competitive or consumer preference developments, or modify our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to invest in and adapt to technological developments and industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to regulatory developments that affect the vacation rental industry or HomeAway’s continued transition to a primarily transaction-based business;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax laws, rules or regulations, or how these laws, rules or regulations are subject to interpretation by taxing authorities;

•	changes to the taxation of international business activities, the adoption of other corporate tax reform policies, or changes in tax legislation or policies;

•	adverse outcomes in legal proceedings to which we are a party;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to comply with international privacy regulations;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2017 and our quarterly report on Form 10-Q for the quarter ended June 30, 2018. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia Group

Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc., ALICE and Traveldoo®. For more information, visit www.expediagroup.com.

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